[GENERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Presents Positive Preliminary Clinical Results for EVIZON™ for Treatment of Age-Related Macular Degeneration at the Annual AAO Meeting

Plymouth Meeting, PA --October 19, 2005 -- Genaera Corporation (NASDAQ: GENR) today announced positive preliminary results from a U.S. Phase II clinical trial (MSI-1256F-208) of EVIZON™ (squalamine lactate) with concomitant photodynamic therapy with Visudyne® (PDT) (QLT Incorporated, Vancouver, Canada) compared to PDT alone in 45 subjects with wet age-related macular degeneration (AMD). EVIZON with concomitant PDT was well tolerated in all subjects with no drug-related serious adverse events reported to date. The most common adverse events involved infusion site reactions. These events were generally mild and were distributed evenly across the EVIZON plus PDT treatment groups. Preliminary data were presented for 40mg or 20mg of EVIZON with concomitant PDT compared with PDT-alone at the 109th Annual Meeting of the American Academy of Ophthalmology (AAO) in Chicago, Illinois.

At twenty-nine weeks, in addition to meeting the study's primary goal of demonstrating safety, secondary endpoint results showed a 5.2 letter difference in mean change in visual acuity from study entry between subjects treated with 40mg of EVIZON plus PDT and PDT-alone as measured by the Early Treatment of Diabetic Retinopathy (ETDRS) protocol. Subjects treated with 40mg of EVIZON and concomitant PDT gained an average of 0.4 letters in visual acuity compared to study entry while those treated with PDT alone lost an average of 4.8 letters. Of the subjects treated with the combination of 40mg of EVIZON plus PDT, 10% (1/10) required a second PDT treatment compared to 47% (8/17) of those in the PDT-alone arm.

At twenty-nine weeks, 90% (9/10) of subjects treated with 40mg of EVIZON with concomitant PDT had stable vision (defined as a gain or loss of less than 15 ETDRS letters). Seventy-one percent of subjects treated with PDT-alone has stable vision. Twelve percent (2/17) of subjects treated with PDT alone had a gain of 15 letters or more from study entry. Ten percent (1/10) of the subjects treated with 40mg of EVIZON plus PDT lost greater than 15 letters from study entry compared to 18% (3/17) in the PDT-alone arm, of which 12% (2/17) lost 30 letters or more. No subjects in the 40mg EVIZON plus PDT group lost 30 letters or more. Subjects treated with 20mg of EVIZON plus PDT had results similar to those treated with PDT-alone with 78% (7/9) of subjects with stable vision.

"We are pleased that we have confirmed the safety of the use of EVIZON with concomitant PDT," commented John (Jack) L. Armstrong, President and Chief Operating Officer of Genaera Corporation. "Additionally, we are encouraged by the stabilization of vision shown in this small study, as well as the lower incidence of the need for retreatment with PDT in those subjects treated with EVIZON."

MSI-1256F-208 is a Phase II trial designed to evaluate in 45 subjects with wet AMD the safety and clinical effects of three different doses of EVIZON (10mg, 20mg or 40mg) along with initial concomitant PDT treatment in 10 subjects per group, or PDT-alone in 15 control subjects. Specifically, this study is designed to evaluate the safety and effects of systemically administered EVIZON before and after PDT. The multi-center, randomized, controlled, masked study also includes monthly EVIZON maintenance therapy through six months, along with an additional twelve months of open-label treatment and follow-up for each patient.

Other Ongoing Clinical Trials

Genaera is currently conducting a Phase III and multiple Phase II trials of EVIZON in wet AMD at multiple investigational sites. In January 2005, the Food and Drug Administration (FDA) selected EVIZON for participation in the Continuous Marketing Application (CMA) Pilot 2 program. In October 2004, the FDA granted EVIZON Fast Track designation.

MSI-1256F-301 is a Phase III international trial designed to enroll subjects with predominantly classic, minimally classic and occult forms of wet AMD. The multi-center, randomized, double-masked, controlled trial will evaluate two doses of EVIZON (40mg and 20mg) versus placebo, given once weekly for four weeks followed by maintenance doses every four weeks until week 104. PDT is allowed as background therapy for all subjects in this study if deemed necessary and appropriate by the study physician. Enrollment in this trial is ongoing.

MSI-1256F-209 is the cornerstone and largest of Genaera's three Phase II studies and is designed to evaluate the safety and efficacy of EVIZON over a two-year period in 100 subjects with wet AMD. This Phase II multi-center, randomized, double-masked, controlled study will evaluate two dose levels of EVIZON (20mg or 40mg) given once weekly for four weeks, followed by maintenance doses once every four weeks until week 48. At the end of 48 weeks of therapy, each subject will be followed for a further twelve months. PDT is allowed as background therapy for all subjects in this study if deemed necessary and appropriate by the study physician. Enrollment in this trial is closed.

MSI-1256F-207 was a Phase II pharmacokinetic and safety trial that evaluated 18 subjects with AMD at three different doses of EVIZON (10mg, 20mg or 40mg) over four months. In this multi-center, open-label, parallel group study, EVIZON was given once weekly for four weeks, and then all subjects were followed out to month 4 with no further treatment after week four. All subjects in the 207 trial have completed therapy and follow up and depending on their response, subjects may have continued to receive EVIZON as needed for up to one additional year in a separate study (MSI-1256F-211).

For information about participation in EVIZON clinical trials, subjects and physicians may call Genaera's Clinical Trial Hotline at (800) 299-9156.

About EVIZON™

EVIZON is a unique first in class synthetic small molecule administered systemically that directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, EVIZON inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered EVIZON inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic EVIZON administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that EVIZON may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

About AMD

Wet AMD resulting from angiogenesis is the leading cause of legal blindness among adults age 50 or older in the Western world. Approximately 25 to 30 million people are affected globally and this number is expected to triple over the next 25 years.

AMD occurs in two types: the "dry" form and the more severe "wet" form. Wet AMD is caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula. Dry AMD, or the avascular form is the more common and milder form of AMD, accounting for 85% to 90% of all cases. Dry AMD results in varying forms of sight loss and may or may not eventually develop into the wet form. Although the wet form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of wet AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of wet AMD are diagnosed each year.

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically "wet" age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe", "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk that subsequent clinical trial results differ from the results announced today; the risk that EVIZON™ ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON™ may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.